Exhibit 99.1

Net Power Reports Third Quarter 2024 Results
and Provides Business Update

•Commissioning first phase of Baker Hughes equipment validation at La Porte demonstration facility
•Advanced Front-End Engineering and Design (FEED) work for Project Permian, the Company’s first utility-scale project in West Texas; FEED on track to conclude in Q4 2024
•Signed third Limited Notice to Proceed (LNTP) with Baker Hughes to release all long-lead materials required to meet the schedule for the first utility-scale turboexpander
•Announced Air Liquide as air separation unit (ASU) supplier for Project Permian FEED
•Continued prospecting and site evaluation for multiple origination hubs across North America

DURHAM, N.C. -- NET Power Inc. (NYSE: NPWR) (“Net Power” or the “Company”) today reported results for the third quarter of 2024.

Danny Rice, Chief Executive Officer of Net Power, commented, “We continue to make steady progress on all fronts to commercialize our clean, firm power solution. At our demonstration plant in La Porte, Texas, we successfully completed major plant upgrades for Baker Hughes’ equipment validation program. Our first utility-scale plant deployment is on schedule, and we’re pleased to announce Air Liquide is performing front-end engineering for our air separation unit. The unprecedented demand growth for large-scale generation across North America is creating multiple new opportunities that our commercial team is actively progressing, and we believe Net Power will be best positioned to capture this growing market with a proven solution at scale nearly a decade ahead of any credible alternative.”

Business Update

Baker Hughes equipment validation at La Porte demonstration facility – The first phase of equipment validation with Baker Hughes for the oxy-fuel burner configuration selection commenced with system commissioning in October. The first two phases of equipment validation will be conducted in a Baker Hughes combustor test rig, which was installed at Net Power’s La Porte demonstration facility during the third quarter of 2024.

The equipment validation test campaigns at La Porte are intended to de-risk the utility-scale turboexpander, which will be deployed to Project Permian and future projects. Subsequent phases are expected to continue through 2026 and include: single demonstrator combustor can validation, single utility-scale combustor can validation, and full demonstrator turboexpander validation.

Project Permian – Net Power’s first utility-scale project, located near Midland-Odessa, remains on schedule with initial power generation expected to occur between the second half of 2027 and first half of 2028. FEED continues with licensed engineering, procurement, and construction (EPC) partner Zachry Group and is on track to conclude in the fourth quarter of 2024.

During the third quarter, Net Power signed an LNTP with Baker Hughes for approximately $90 million for the purchase of long-lead materials necessary for the procurement and manufacture of the turboexpander and related key process equipment and machinery (“KPEP”) for the Company’s first utility-scale power plant. Purchase orders were also placed for transformers and other electrical equipment during the third quarter.

Additionally, the Company formally announced Air Liquide as its ASU supplier for the Project Permian FEED. Net Power’s intent is for Zachry Group to incorporate the ASU into the overall plant design and its EPC execution.

Origination – Origination efforts continued to advance across North America. Net Power has advanced techno-economic feasibility and site selection for initial deployments in Alberta, Canada, and is in active discussions with natural gas producers, carbon sequestration providers, and data center developers regarding fleet deployments across the province. In the United States, Net Power and its sequestration partner have continued to advance the Company’s first originated project located in the northern MISO region. Additionally, Net Power is advancing site feasibility for multiple gigawatt-scale deployments across deregulated power markets and has begun identifying suitable areas for hybrid applications where the Company’s clean, reliable power can serve co-located data centers while simultaneously providing on-demand, peaking power to the grid through the Company’s unique oxygen storage solution.

Financial Updates

During the third quarter, cash flow used in operations was approximately $8 million and cash flow used for capital expenditures was approximately $22 million, primarily for La Porte and Project Permian. The Company ended the third quarter of 2024 with approximately $580 million of total cash, cash equivalents and investments, as compared to approximately $609 million in the second quarter of 2024.

Conference Call

Net Power will host a conference call to discuss third quarter 2024 financial results beginning at 8:30 AM ET on Tuesday, November 12. To access the live audio webcast of the conference call, please visit Net Power’s investor relations website at ir.netpower.com. To participate by phone, dial 877-407-8014 (domestic) or +1 201-689-8053 (international).
An archived webcast will be available following the call.

About Net Power

Net Power (NYSE: NPWR) is a clean energy technology company developing its proprietary Net Power Cycle, which transforms natural gas into clean, reliable and affordable power. The Company is on a mission to deploy its utility-scale plants across the world by partnering with power producers, energy producers, technology providers, local communities and other stakeholders. Net Power was founded in 2010 and has offices in Durham, North Carolina, (HQ) and Houston, Texas.

Cautionary Note Regarding Forward-Looking Statements and Projections

Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, each as amended. Forward-looking statements provide current expectations of future events and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects,” or other similar expressions may identify such forward-looking statements. Forward-looking statements may relate to the development of Net Power’s technology, the anticipated demand for Net Power’s technology and the markets in which Net Power operates, the timing of the deployment of plant deliveries, and Net Power’s business strategies, capital requirements, potential growth opportunities and expectations for future performance (financial or otherwise). Forward-looking statements are based on current expectations, estimates, projections, targets, opinions and/or beliefs of the Company, and such statements involve known and unknown risks, uncertainties and other factors. Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over which Net Power has no control. These factors, risks and uncertainties include, but are not limited to, those described under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, its subsequent annual reports on Form 10-K and quarterly reports on Form 10-Q, and in its other filings made with the SEC from time to time, which are available via the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Net Power assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Net Power does not give any assurance that it will achieve its expectations.

Investor Relations Contact:
investors@netpower.com

Net Power Media Contact: Sam Fabens
netpower@voxglobal.com